Exhibit 4.3

                      PREFERRED STOCK INVESTMENT AGREEMENT

        THIS PREFERRED STOCK INVESTMENT AGREEMENT ("Agreement") is dated as of March 27, 1998 between SciClone Pharmaceuticals, Inc., a California corporation ("SciClone"), Halifax Fund, L.P., Themis Partners L.P. and Heracles Fund (individually, an "Investor," and collectively, (the "Investors").

                               W I T N E S S E T H:

        WHEREAS, SciClone desires to sell and issue to the Investors, and the Investors wish to purchase from SciClone, an aggregate of 661,157 shares of SciClone's Series C Convertible Preferred Stock, no par value, having the rights, designations and preferences set forth in the Certificate of Determination of SciClone (the "Certificate of Determination") in the identical form and substance of Exhibit 2.1(c) attached hereto (the "Preferred Shares"), on the terms and conditions set forth herein; and

        WHEREAS, the Preferred Shares will be convertible into shares ("Common Shares") of common stock, no par value, of SciClone ("Common Stock"), pursuant to the terms of the Certificate of Determination, and the Investors will have registration rights with respect to such Common Shares issuable upon conversion, pursuant to the terms of that certain Registration Rights Agreement to be entered into between SciClone and the Investors substantially in the form of
Exhibit 4.2(f) hereto ("Registration Rights Agreement"); and

        WHEREAS, to induce the Investors to purchase the Preferred Shares, SciClone has agreed to issue to each Investor a Warrant in the form attached as Exhibit A (individually, a "Warrant," and collectively, the "Warrants");

        NOW, THEREFORE, in consideration of the foregoing premises and the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                      PURCHASE AND SALE OF PREFERRED STOCK

        Section 1.1 Purchase and Sale of Preferred Stock. Upon the following terms and conditions, SciClone shall issue and sell to the Investors, and the Investors shall purchase from SciClone, an aggregate of 661,157 Preferred Shares. Each Investor shall purchase the number of Preferred Shares listed opposite such Investor's name on the Schedule of Purchasers attached as Exhibit
1.1. hereto.

        Section 1.2 Purchase Price. The aggregate purchase price for the Preferred Shares (the "Purchase Price") shall be $4,000,000, or $6.05 per share. Each Investor shall pay the aggregate purchase price listed opposite such Investor's name on the Schedule of Purchasers attached as Exhibit 1.1 hereto.



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        Section 1.3   The Closing.

               (a) The closing of the purchase and sale of the Preferred Shares (the "Closing"), shall take place at the offices of the Investors' counsel, at 10:00 a.m., local time on the later of the following: (i) the date on which the last to be fulfilled or waived of the conditions set forth in Article IV hereof and applicable to the Closing shall be fulfilled or waived in accordance herewith, or (ii) such other time and place and/or on such other date as the Investors and SciClone may agree. The date on which the Closing occurs is referred to herein as the "Closing Date."

               (b) On the Closing Date, SciClone shall deliver to each Investor
(i) certificates (with the number of and denomination of such certificates as reasonably requested by each Investor, representing the Preferred Shares purchased hereunder by such Investor registered in the name of such Investor or its nominee or deposit such Preferred Shares into accounts designated by such Investors and (ii) a Warrant to purchase the number of shares of Common Stock listed opposite such Investor's name on the Schedule of Warrants attached as
Exhibit 1.3 hereto, registered in the name of such Investor or its nominee in such denominations as reasonably requested by such Investor, and each Investor shall deliver to SciClone such Investor's share of the Purchase Price for the number of Preferred Shares purchased by such Investor hereunder by wire transfer in immediately available funds to an account designated in writing by SciClone. In addition, each party shall deliver all documents, instruments and writings required to be delivered by such party pursuant to this Agreement at or prior to the Closing.

        Section 1.4. Additional Shares of Common Stock. In connection with a conversion by an Investor of any Preferred Shares, if the Market Conversion Price (as defined in the Certificate of Determination) with respect to a Conversion Date (as defined in the Certificate of Determination) shall be greater than $6.00, subject to adjustment from time to time as set forth in
Section 3 of the Certificate of Determination, then, in addition to and not in lieu of the shares of Common Stock issuable by reason of any Conversion Notice (as defined in the Certificate of Determination) given by an Investor on such Conversion Date or by reason of forced conversion pursuant to Section 3(d) of the Certificate of Determination, an Investor may, by written notice to SciClone on the Conversion Date, purchase from SciClone, at a price per share equal to the Market Conversion Price, up to one (1) share of Common Stock (each an "Additional Share" and, collectively, with all such other shares so purchased and sold hereunder, "Additional Shares") for each share of Common Stock issuable to such Investor by reason of any Conversion Notice given by such Investor on such Conversion Date or by reason of forced conversion pursuant to Section 3(d) of the Certificate of Determination, and failure to exercise the right to purchase Additional Shares on the Conversion Date shall result in immediate forfeiture of such right as to such Additional Shares and such Conversion Date. The total price for such Additional Shares so to be issued incident to such a Conversion Notice or forced conversion shall be paid by such Investor by wire transfer of immediately available federal funds to such account as SciClone shall specify in writing to such holder, or, at such Investor's election, to an account of an agent designated by such Investor, and upon receipt, by SciClone, or such agent, of such payment, SciClone shall



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

promptly and in no event later than three (3) business days thereafter issue the certificate or certificates therefor pursuant to this Section 1.4, with release of the funds from the agent to SciClone to be made against delivery of such certificate or certificates. In the alternative to physical delivery of certificates for Common Shares, if delivery of the Additional Shares pursuant to any conversion hereunder may be effectuated by electronic book-entry through Depository Trust Corporation ("DTC"), then delivery of Additional Shares pursuant to such conversion shall, if requested by such holder, be closed and settled on T+3 by book-entry transfer through DTC, and the Additional Shares in connection with such conversion shall be deemed delivered by such book-entry transfer. The parties agree to coordinate with DTC to accomplish this objective. The conversion pursuant to Section 3 of the Certificate of Determination shall be deemed to have been made immediately prior to the close of business on the Conversion Date. The person or persons entitled to receive the Additional Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Additional Shares at the close of business on the Conversion Date.

        Section 1.5 Limitation on Holder's Right to Convert. Notwithstanding anything to the contrary contained herein, no Preferred Share may be converted by a holder to the extent that, after giving effect to Common Shares to be issued pursuant to a Conversion Notice, the total number of Common Shares deemed beneficially owned by such holder (other than by virtue of the ownership of Series C Preferred Stock or ownership of other securities that have limitations on a holder's rights to convert or exercise similar to those limitations set forth herein), together with all Common Shares deemed beneficially owned by the holder's "affiliates" (as defined in Rule 144 of the Act) that would be aggregated for purposes of determining whether a group under Section 13(d) of the Securities Exchange Act of 1934 exists, would exceed 4.9% of the total issued and outstanding shares of the Corporation's Common Stock, provided that each holder shall have the right to waive this restriction, in whole or in part, upon 61 days prior notice to SciClone. The delivery of a Conversion Notice by any holder shall be deemed a representation by such holder that it is in compliance with this Section 1.5. A transferee of the Series C Preferred Stock shall not be bound by this provision unless it expressly agrees to be so bound. The term "deemed beneficially owned" as used in this Agreement shall exclude shares that might otherwise be deemed beneficially owned by reason of the convertibility of the Series C Preferred Stock.


                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

        Section 2.1 Representations and Warranties of SciClone. SciClone hereby makes the following representations and warranties to the Investors as of the date hereof and on the Closing Date except as disclosed in the Schedule of Exceptions hereto:



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

               (a) Organization and Qualification; Material Adverse Effect. SciClone is a corporation duly incorporated and existing in good standing under the laws of the State of California and has the requisite corporate power to own its properties and to carry on its business as now being conducted. SciClone does not have any direct or indirect subsidiaries other than the subsidiaries listed on Schedule 2.1(a) attached hereto. A "subsidiary" of SciClone is any company of which more than 50% of the voting shares are owned by SciClone. SciClone is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary other than those in which the failure so to qualify would not have a Material Adverse Effect. "Material Adverse Effect" means any adverse effect on the business, operations, properties, prospects, or financial condition of the entity with respect to which such term is used and which is material to such entity and other entities controlling or controlled by such entity taken as a whole, and any material adverse effect on the transactions contemplated under this Agreement, the Registration Rights Agreement or any other agreement or document contemplated hereby or thereby.

               (b) Authorization; Enforcement. (i) SciClone has the requisite corporate power and authority to enter into and perform this Agreement, the Warrants and the Registration Rights Agreement and to issue the Preferred Shares in accordance with the terms hereof, (ii) the execution and delivery of this Agreement, the Warrants and the Registration Rights Agreement by SciClone and the consummation by it of the transactions contemplated hereby and thereby, including the issuance of the Preferred Shares, and the amendment provided for in the Certificate of Determination, have been duly authorized by all necessary corporate action, and no further consent or authorization of SciClone or its Board of Directors or shareholders is required, (iii) this Agreement and the Registration Rights Agreement and the Warrants have been or will have been duly executed and delivered by SciClone, and (iv) this Agreement and the Registration Rights Agreement and the Warrants constitute valid and binding obligations of SciClone enforceable against SciClone in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of creditors' rights and remedies or by other equitable principles of general application.

               (c) Capitalization. The authorized capital stock of SciClone consists of 75,000,000 shares of common stock and 10,000,000 shares of preferred stock; there are 17,348,108 shares of common stock issued and outstanding as of March 15, 1998 and no shares of preferred stock issued and outstanding. All of the outstanding shares of SciClone's common stock have been validly issued and are fully paid and nonassessable. No Common Shares are entitled to preemptive rights; as of March 15, 1998, 3,650,211 Common Shares have been reserved for issuance upon the exercise of options granted or to be granted under stock option plans and 471,505 shares have been reserved for issuance under employee stock purchase plans, and there are no outstanding warrants for Common Shares (excluding the Warrant). There are no other scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to,



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or securities or rights exchangeable or convertible into, any shares of capital stock of SciClone, or contracts, commitments, understandings or arrangements by which SciClone is or may become bound to issue additional shares of capital stock of SciClone or options, warrants, scrip, rights to subscribe to, or commitments to purchase or acquire, any shares, or securities or rights convertible into shares, of capital stock of SciClone (except as contemplated by this Agreement or disclosed in the SEC Documents (as defined below)). No holders of SciClone stock (other than the Investor) are entitled to registration rights. Attached hereto as Exhibit 2.1(b) are true and correct copies of SciClone's Articles of Incorporation (the "Charter") as in effect on the date hereof, and SciClone has furnished or made available to the Investor true and correct copies of SciClone's By-Laws, as in effect on the date hereof (the "By-Laws"). The Certificate of Determination has been duly filed in the State of California.

(d) Issuance of Common Shares. The Common Shares issuable upon conversion of the Preferred Shares pursuant to the Certificate of Determination (the "Underlying Shares") or upon the exercise of the Warrants (the "Warrant Shares") are duly authorized and reserved for issuance and, upon such conversion in accordance with the Certificate of Determination and/or exercise in accordance with the Warrants, such Underlying Shares and Warrant Shares will be validly issued, fully paid and non-assessable, free and clear of any and all liens, claims and encumbrances, and such Underlying Shares and Warrant Shares when registered under an effective registration statement under the Securities Act and authorized for trading under the rules of the Nasdaq National Market System (as defined below) will be entitled to be traded on the National Association of Securities Dealers Automated Quotation system National Market ("Nasdaq National Market System"), and the holders of such Underlying Shares and Warrant Shares shall be entitled to all rights and preferences accorded to a holder of Common Shares. The outstanding Common Shares are currently quoted on the Nasdaq National Market System.

               (e) No Conflicts. The execution, delivery and performance of this Agreement and the Registration Rights Agreement and the Warrants by SciClone and the consummation by SciClone of the transactions contemplated hereby and thereby and the filing of the Certificate of Determination do not and will not (i) result in a violation of SciClone's Charter or By-Laws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, patent, patent license or instrument to which SciClone or any of its subsidiaries is a party, or result in a violation of any federal, state, local or foreign law, rule, regulation, order, judgment or decree (including Federal and state securities laws and regulations) applicable to SciClone or any of its subsidiaries or by which any property or asset of SciClone or any of its subsidiaries is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect); provided that, for purposes of such representation as to Federal, state, local or foreign law, rule or regulation, no representation is made herein with respect to any of the same applicable solely to the Investor and not to SciClone. The business of SciClone and its direct and indirect subsidiaries is not being conducted in violation of any law, ordinance



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
 or regulation of any governmental entity, except for violations which either singly or in the aggregate do not and will not have a Material Adverse Effect. Except for the Certificate of Determination SciClone is not required under Federal, state, local or foreign law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement and the Registration Rights Agreement and the Certificate of Determination and the Warrants, or issue and sell the Preferred Shares in accordance with the terms hereof and issue the Underlying Shares upon conversion thereof and issue the Warrant Shares on exercise of the Warrants, except for the registration provisions provided in the Registration Rights Agreement, provided that, for purposes of the representation made in this sentence, SciClone is assuming and relying upon the accuracy of the relevant representations and agreements of the Investor herein.

               (f) SEC Documents; Financial Statements. The Common Stock of SciClone is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and SciClone has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission ("SEC") pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d), in addition to one or more registration statements and amendments thereto heretofore filed by SciClone with the SEC (all of the foregoing including filings incorporated by reference therein being referred to herein as the "SEC Documents"). SciClone has delivered or made available to the Investors true and complete copies of all SEC Documents (including, without limitation, proxy information and solicitation materials and registration statements) filed with the SEC since December 31, 1995 and all annual SEC Documents filed with the SEC since December 31, 1994. SciClone has not provided to the Investors any material non-public information or any information which, according to applicable law, rule or regulation, should have been disclosed publicly by SciClone but which has not been so disclosed. As of their respective dates, SciClone's Form 10-K for the year ended December 31, 1996, and all documents subsequently filed with the SEC (the "Current Filings"), together with SciClone's fourth quarter 1997 earnings press release, dated February 2, 1998, complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such Current Filings, and none of the Current Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Current Filings contain all material information concerning SciClone, and no event or circumstance has occurred which would require SciClone to disclose such event or circumstance in order to make the statements in the Current Filings, taken as a whole, not misleading on the date hereof or on the Closing Date but which has not been so disclosed. The financial statements of SciClone included in the Current Filings complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto at the time of filing. Such financial statements were prepared in accordance with



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generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of SciClone as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

               (g) Principal Exchange/Market. The principal market on which the Common Shares are currently traded is the Nasdaq National Market System.

               (h) No Material Adverse Change. Since December 31, 1996, the date through which the most recent report of SciClone on Form 10-K has been prepared and filed with the SEC, a copy of which is included in the SEC Documents, no Material Adverse Effect has occurred or exists with respect to SciClone or its subsidiaries, except as otherwise disclosed or reflected in other SEC Documents filed or press releases issued as of a date subsequent to December 31, 1996.

               (i) No Undisclosed Liabilities. SciClone and its direct and indirect subsidiaries have no liabilities or obligations not disclosed in the SEC Documents, other than those liabilities incurred in the ordinary course of SciClone's or its subsidiaries' respective businesses since December 31, 1996, which liabilities, individually or in the aggregate, do not or would not have a Material Adverse Effect on SciClone or its direct or indirect subsidiaries.

               (j) No Undisclosed Events or Circumstances. No event or circumstance has occurred or exists with respect to SciClone or its direct or indirect subsidiaries or their respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by SciClone but which has not been so publicly announced or disclosed.

               (k) No General Solicitation. Neither SciClone, nor any of its affiliates, or, to its knowledge, any person acting on its or their behalf has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act of 1933, as amended (the "Act")) in connection with the offer or sale of the Preferred Shares or Common Shares.

               (l) No Integrated Offering. Neither SciClone, nor any of its affiliates, nor to its knowledge any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the Preferred Shares under the Act.

               (m) Form S-3. SciClone is eligible to file the Registration Statement (as defined in the Registration Rights Agreement) on Form S-3 under the Act and rules promulgated thereunder, and Form S-3 is permitted to be used for the resale by the



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Investor to the public of the Registrable Securities (as defined in the
Registration Rights Agreement) under the Act and rules promulgated thereunder.

               (n) Intellectual Property. SciClone (and/or its wholly-owned subsidiaries) owns or has licenses to use certain patents, copyrights and trademarks ("intellectual property") associated with its business. SciClone and its subsidiaries have all intellectual property rights which are needed to conduct the business of SciClone and its subsidiaries as it is now being conducted or as proposed to be conducted as disclosed in the SEC Documents. SciClone and its subsidiaries have no reason to believe that the intellectual property rights which it owns are invalid or unenforceable or that the use of such intellectual property by SciClone or its subsidiaries infringes upon or conflicts with any right of any third party, and neither SciClone nor any of its subsidiaries has received notice of any such infringement or conflict. SciClone and its subsidiaries have no knowledge of any infringement of its intellectual property by any third party.

               (o) No Litigation. No litigation or claim (including those for unpaid taxes) against SciClone or any of its subsidiaries is pending or, to SciClone's knowledge, threatened, and no other event has occurred, which if determined adversely would have a Material Adverse Effect on SciClone or would materially adversely effect the transactions contemplated hereby.

               (p) Brokers. SciClone has taken no action that would give rise to any claim by any person for brokerage commissions, finder's fees or similar payments by any Investor relating to this Agreement or the transactions contemplated hereby.

        Section 2.2 Representations and Warranties of the Investors. The Investors hereby make the following representations and warranties to SciClone as of the date hereof and on the Closing Date:

               (a) Authorization; Enforcement. (i) The Investors have the requisite power and authority to enter into and perform this Agreement and the Registration Rights Agreement and to purchase the Preferred Shares being sold hereunder and to acquire the Warrant Shares, (ii) the execution and delivery of this Agreement and the Registration Rights Agreement by the Investors and the consummation by each of them of the transactions contemplated hereby and thereby have been duly authorized by all necessary partnership or other action, and
(iii) this Agreement and the Registration Rights Agreement constitute valid and binding obligations of the Investors enforceable against the Investors in accordance



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with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of creditors' rights and remedies or by other equitable principles of general application.

               (b) No Conflicts. The execution, delivery and performance of this Agreement and the Registration Rights Agreement and the Warrant and the consummation by the Investors of the transactions contemplated hereby and thereby do not and will not (i) result in a violation of the Investors' organizational documents, or (ii) conflict with any agreement, indenture or instrument to which any of the Investors is a party, or (iii) result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to any of the Investors. The Investors are not required to obtain any consent or authorization of any governmental agency in order for it to perform its obligations under this Agreement or the Registration Rights Agreement or the Warrants.

               (c) Investment Representation. Each Investor is purchasing the Preferred Shares and acquiring such Investor's Warrant for its own account and not with a view to distribution in violation of any securities laws. Each Investor has no present intention to sell the Preferred Shares, such Investor's Warrant, Underlying Shares or Warrant Shares and each Investor has no present arrangement (whether or not legally binding) to sell the Preferred Shares, such Investor's Warrant, Underlying Shares or Warrant Shares to or through any person or entity; provided, however, that by making the representations herein, each Investor does not agree to hold the Preferred Shares, such Investor's Warrant, Underlying Shares or Warrant Shares for any minimum or other specific term and reserves the right to dispose of the Preferred Shares, the Warrants, Underlying Shares or Warrant Shares at any time in accordance with Federal and state securities laws applicable to such disposition. Each Investor is not the Beneficial Owner (as defined in the Rights Agreement) of more than 4.9% of SciClone's "common shares" (as defined in the Rights Agreement), including all "common shares" which are aggregated with those of the Investor pursuant to a
Schedule 13D filed under Section 13(d) of the Securities Exchange Act of 1934.

               (d) Accredited Investor. Each Investor is an "accredited investor" as defined in Rule 501 promulgated under the Act. Each Investor has such knowledge and experience in financial and business matters in general and investments in particular, so that each Investor is able to evaluate the merits and risks of an investment in the Preferred Shares and to protect its own interests in connection with such investment. In addition (but without limiting the effect of SciClone's representations and warranties contained herein), each Investor has received such information as it considers necessary or appropriate for deciding whether to purchase the Preferred Shares pursuant hereto.

               (e) Rule 144. Each Investor understands that there is no public trading market for the Preferred Shares, that none is expected to develop, and that the Preferred Shares and Underlying Shares must be held indefinitely unless such Preferred Shares or Underlying Shares are converted or registered under the Act or an exemption from



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

registration is available. Each Investor has been advised or is aware of the provisions of Rule 144 promulgated under the Act.

               (f) Brokers. Each Investor has taken no action that would give rise to any claim by any person for brokerage commissions, finder's fees or similar payments by SciClone relating to this Agreement or the transactions contemplated hereby.

               (g) No Solicitation. No Investor was not contacted by SciClone or any agent or representative of SciClone in connection with the offering of Common Stock made pursuant to SciClone's registration statement on Form S-3 filed with the SEC on October 27, 1997.

               (h) Reliance by SciClone. No Investor has not traded since
March 1, 1998, and will not trade until the Closing Date, in the public market for SciClone stock or derivatives thereof. Each Investor understands that the Preferred Shares are being, and the Underlying Shares will be, offered and sold and the Warrants are being issued in reliance on a transactional exemption from the registration requirements of Federal and state securities laws and that SciClone is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of each Investor set forth herein in order to determine the applicability of such exemptions and the suitability of such Investor to acquire the Preferred Shares, the Underlying Shares and such Investor's Warrant.

                                   ARTICLE III

                                    COVENANTS

        Section 3.1 Registration and Listing; Effective Registration. Until such time as no Preferred Shares or Warrants are outstanding, SciClone will cause the Common Shares to continue to be registered under Section 12(g) of the Exchange Act, will comply in all respects with its reporting and filing obligations under the Exchange Act, and will not take any action or file any document (whether or not permitted by the Exchange Act or the rules thereunder) to terminate or suspend such reporting and filing obligations. Until such time as no Preferred Shares or Warrants are outstanding, SciClone shall continue the listing or trading of the Common Shares on the Nasdaq National Market System and comply in all respects with SciClone's reporting, filing and other obligations under the bylaws or rules of the Nasdaq National Market System and any exchange or market where the Common Shares are then traded. SciClone shall cause the Underlying Shares and the Warrant Shares to be listed on the Nasdaq National Market System and in addition on such other markets (e.g., the New York Stock Exchange or the American Stock Exchange) on which the Common Shares are then trading prior to the earlier of (i) the registration of the Underlying Shares or the Warrant Shares under the Act or (ii) 90 days after the Closing hereunder, and shall continue such listing(s) in accordance with SciClone's obligations under the Registration Rights Agreement. As used herein and in the Registration Rights Agreement, the Certificate of Determination, and the Warrants, the



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term "Effective Registration" shall mean that all registration obligations of
SciClone pursuant to the Registration Rights Agreement have been satisfied, such registration is not subject to any suspension or stop order, the prospectus for the Underlying Shares issuable upon conversion of the Preferred Shares and the Warrant Shares issuable upon exercise of the Warrants is current and such Common Shares are listed for trading on the Nasdaq National Market System, and in addition on such other markets (e.g., the New York Stock Exchange or the American Stock Exchange) on which the Common Shares are then trading, and such trading has not been suspended for any reason, and none of SciClone or any direct or indirect subsidiary of SciClone is subject to any bankruptcy, insolvency or similar proceeding.

        Section 3.2   Certificates on Conversion and Warrants on Exercise.

               (a) Upon any conversion by an Investor (or the holder of Preferred Shares) of the Preferred Shares pursuant to the Certificate of Determination, SciClone shall issue and deliver to such Investor (or holder) within three (3) business days of the Conversion Date (as defined in the Certificate of Determination) a new certificate or certificates for the number of Preferred Shares which such Investor (or holder) has not yet elected to convert but which are evidenced in part by the certificate(s) submitted to SciClone in connection with such conversion (with the number of and denomination of such new certificate(s) designated by such Investor or holder).

               (b) Upon any partial exercise by an Investor (or the holder of a Warrant) of a Warrant, SciClone shall issue and deliver to such Investor (or holder) within three (3) business days of the date on which such Warrant is exercised a new Warrant or Warrants representing the number of adjusted Warrant Shares, in accordance with the terms of Section 2 of such Warrant.

        Section 3.3   Replacement Certificates and Warrants.

               (a) The certificate(s) representing the Preferred Shares held by an Investor (or the holder) may be exchanged by such Investor (or such holder) at any time and from time to time for certificates with different denominations representing an equal aggregate number of Preferred Shares, as reasonably requested by such Investor (or such holder) upon surrendering the same. No service charge will be made for such registration or transfer or exchange.

               (b) The Warrants are exchangeable at the option of an Investor (or then holder of a Warrant) at the office of SciClone for another Warrant of different denominations entitling the holder thereof to purchase in the aggregate the same number of Warrant Shares as are purchasable under such Warrant as reasonably requested by such Investor (or such holder) upon surrendering the same. No service charge will be made for such transfer or exchange.

        Section 3.4 Expenses. SciClone shall pay, at the Closing and promptly upon receipt of any further invoices relating to same, all reasonable due diligence fees and expenses and reasonable attorneys' fees and expenses up to a maximum amount of $10,000, incurred by the Investors in connection with the preparation, negotiation, execution and delivery of this Agreement, the Registration Rights Agreement, the Certificate of Determination, the Warrants and the related agreements and documents and the transactions contemplated hereunder and thereunder. At Closing, SciClone shall pay the amount due for such fees and expenses (which may include fees and expenses estimated to be incurred for completion of the transaction including post-closing matters). In the event such amount is ultimately less than the actual fees and expenses, SciClone shall promptly pay such deficiency upon receipt of an invoice regarding the same.

        Section 3.5 Securities Compliance. SciClone shall notify the SEC and the Nasdaq National Market System, in accordance with their requirements, of the transactions contemplated by this Agreement, the Certificate of Determination, the Registration Rights Agreement and the Warrants, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Preferred Shares hereunder, the Common Shares issuable upon conversion thereof and the Warrant Shares.

        Section 3.6 Intercompany Transactions; Restrictive Covenant Termination Date. Until the Restrictive Covenant Termination Date (as defined below), SciClone shall not, and shall not permit any subsidiary to, transfer assets to any direct or indirect subsidiary other than for value and for a proper business purpose. The term "Restrictive Covenant Termination Date" shall mean the date which is the earlier of (i) the date which is the last day of the 12th fiscal month following the Effective Registration ("Maximum Restrictive Covenant Termination Date"), or (ii) such date on which 80% of the Preferred Shares have been converted for Common Shares, provided that the Maximum Restrictive Covenant Termination Date shall not occur until such time as SciClone has performed all material obligations under this Agreement, the Registration Rights Agreement, the Certificate of Determination and the Warrants which were required under the terms hereof or thereof to have been so performed prior to such date, and provided further that the Maximum Restrictive Covenant Termination Date shall be deferred one and one-half (1-1/2) days for each day that there is no Effective Registration following 90 days after the Closing Date.

        Section 3.7 Dividends or Distributions. So long as over 20% of the Preferred Shares remain outstanding, SciClone agrees that it shall not (a) declare or pay any dividends or make any distributions to any holder or holders of Common Shares, (b) purchase or otherwise acquire for value, directly or indirectly, any Common Stock or other equity security of SciClone either junior to or on parity with the Preferred Shares as to priority in payment of dividends and amounts payable in liquidation, or (c) authorize or issue any other equity security senior to the Preferred Shares.

        Section 3.8 No Senior Securities. Until the Restrictive Covenant Termination Date, SciClone agrees that neither SciClone nor any direct or indirect subsidiary of SciClone shall create, incur, assume, guarantee, secure or in any manner become liable in respect of any indebtedness, or permit any liens, claims or encumbrances to exist against SciClone or any direct or indirect subsidiary of SciClone or any of their assets, except for such indebtedness, liens, claims or encumbrances incurred in the ordinary course of business consistent with past practices (which permitted debts include, without limitation, license fees, royalties and pursuant to any lease) and except for a working capital facility in form and substance and with a lender reasonably satisfactory to the Investor, which working capital facility shall not exceed $1,000,000.

        Section 3.9 Notices. SciClone agrees to provide all holders of Preferred Shares with copies of all notices and information, including without limitation notices and proxy statements in connection with any meetings, that are provided to the holders of shares of Common Shares, contemporaneously with the delivery of such notices or information to such Common Share holders.

        Section 3.10 Right of First Refusal. Until the earlier of (a) twelve months after the Closing Date or (b) when the closing bid price of the Common Stock is equal to or greater than $6.00 for 20 consecutive Trading Days (as defined in the Certificate of Determination), SciClone shall not offer, sell, contract or otherwise issue or deliver any securities convertible into, exercisable for, or exchangeable for Common Shares in a Convertible Private Placement (as defined in the SciClone Certificate of Determination as in effect on the date hereof) unless such offer, sale, contract, issuance or delivery is first offered to the Investors. SciClone shall make such offer by providing the Investors with written notice of SciClone's intention to enter into the Convertible Private Placement together with a term sheet containing the economic terms and significant provisions of the Convertible Private Placement and any other information reasonably requested by the Investors (the "Offer"). Such Offer shall be given with respect to each Convertible Private Placement contemplated by SciClone. Each Investor shall have eight (8) business days from receipt of the Offer to deliver a written notice to SciClone that such Investor wishes to accept the Offer in whole (subject to satisfactory due diligence and reasonably acceptable definitive documentation) for the Private Placement. If an Investor rejects the Offer or fails to respond within such eight (8) business day period, then SciClone shall be permitted to complete such Private Placement without such Investor on terms and conditions substantially the same as those contained in the Offer. If any Private Placement is contemplated on terms and conditions not substantially the same as those contained in the Offer, then such Private Placement shall be deemed a new Private Placement and the Investors shall again be entitled to receive an Offer for such Private Placement on such new terms and conditions (and/or with such new definitive documentation if applicable). If an Investor accepts the Offer but fails to close the Private Placement within twenty (20) business days of acceptance of the Offer for any reason other than (i) any breach by SciClone of its obligations hereunder or thereunder, (ii) any delay by SciClone or reasonable delay by such Investor in connection with execution of definitive documentation, (iii) failure of the parties to reasonably agree on definitive documentation, or (iv) reasonable dissatisfaction by such Investor with their due diligence examination, the Offer to such Investor shall terminate and such Investor shall not be entitled to receive any Offer in any future Private Placement.

        Section 3.11 Reservation of Stock Issuable Upon Conversion and Upon Exercise of the Warrants. SciClone shall at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of effecting the conversion of the Preferred Shares and the exercise of the Warrants, such number of its Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares and the exercise of the Warrants, and if at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the conversion of all the then outstanding Preferred Shares and the exercise of the Warrants, SciClone will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient for such purpose, including without limitation engaging in best efforts to obtain the requisite shareholder approval. Without in any way limiting the foregoing, SciClone agrees to reserve and at all times keep available solely for purposes of conversion of Preferred Shares and the exercise of the Warrants 100,000 authorized but unissued Common Shares, which number may be reduced by the number of Common Shares actually delivered pursuant to conversion of Preferred Shares under the Certificate of Determination or exercise of the Warrants and shall be appropriately adjusted for any stock split, reverse split, stock dividend or reclassification of the Common Stock. If at any time the number of authorized but unissued Common Shares is not sufficient to effect the conversion of all the then outstanding Preferred Shares or the exercise of the Warrants, the Investors shall be entitled to the redemption rights provided in the Registration Rights Agreement.

        Section 3.12 Limitations on Offerings. SciClone will not sell any equity securities if the effect of such sale would be to reduce the number of Common Shares that SciClone can issue to the Investors upon conversion of the Preferred Shares without the approval, under the Nasdaq listing requirements, of the shareholders of SciClone (the "Nasdaq Shareholders Approval Requirement"). SciClone shall not offer or sell any equity securities, or any securities convertible into or exchangeable or exercisable for equity securities (other than a private placement of Common Stock to an affiliate of The Palladin Group, L.P., a registered public offering of Common Stock (other than a continuous offering pursuant to Rule 415), Common Stock issued in connection with the acquisition of product rights, a private placement of Common Stock in which the purchasers in such placement are not permitted to assign, sell, transfer or otherwise dispose of such Common Stock for a period of at least one (1) year from the date of purchase, and other shares or options issued or which may be issued pursuant to SciClone's employee, director or consultant stock option plans or shares issued upon exercise of options, warrants or rights outstanding on the Closing Date listed in the SEC Documents), during the three (3) month period commencing with the Closing Date. SciClone will not sell any equity securities during the period beginning on the 91st day following the Closing Date and ending on the 180th day following the Closing Date unless (i) the Registration Statement (as defined in the Registration Rights Agreement) is effective, and (ii) either (A) such equity securities are sold at a purchase price per share equal to or greater than the Closing Price, or (B) legal counsel to SciClone provides an opinion to the holders of Preferred Shares that such issuance will not reduce the number of Common Shares that SciClone can issue to the holders as a result of the application of the Nasdaq Shareholder Approval Requirement.

        Section 3.13 SciClone Redemption Option. SciClone shall, at all times, maintain enough cash available to cover the cost of any possible redemption which SciClone may elect to effect pursuant to Section 3(c)(i), Section 3(c)(vi) or Section 3(c)(viii) of the Certificate of Determination. The amount of such cash to be maintained shall be reduced ratably in accordance with the amount of Series C Preferred Stock that remains outstanding. No cash belonging to SciClone is required to be maintained in an escrow account at any time for purposes of such possible future redemption of Preferred Shares.

        Section 3.14 Approval of Adjustment to Conversion Price. Each Investor agrees, consistent with and subject to any fiduciary duties it may owe those for whom it holds the Preferred Shares, not to unreasonably withhold approval of any adjustment to the Conversion Price or corresponding amendment to the Certificate of Determination as provided for in the fourth sentence of Section 3(n) of the Certificate of Determination.

        Section 3.15 Company's Failure to Timely Convert. If within ten (10) business days of SciClone's or SciClone's Transfer Agent's receipt of the certificates representing Preferred Shares to be converted (as provided in the Certificate of Determination) and the originally executed Conversion Notice (as defined in the Certificate of Determination), SciClone shall fail to issue a certificate to a holder or credit the holder's balance account with the DTC for the number of shares of Common Stock to which such holder is entitled upon such holder's conversion of Preferred Shares or to issue a new certificate representing the number of Preferred Shares to which such holder is entitled pursuant to the Certificate of Determination, in addition to all other available remedies which such holder may pursue hereunder and under the Certificate of Determination (including indemnification pursuant to Section 7.5 hereof), SciClone shall pay additional damages to such holder on each date after such tenth (10th) business day that such conversion is not timely effected in an amount equal to one percent (1%) of the product of (A) the number of shares of Common Stock not issued to the holder on a timely basis pursuant to Section 3(h) of the Certificate of Determination and to which such holder is entitled and, in the event SciClone has failed to deliver a certificate representing Preferred Shares to the holder on a timely basis, the number of shares of Common Stock issuable upon conversion of the Preferred Shares represented by such certificate, calculated as of the last possible date which SciClone could have issued such certificate to such holder without violating Section 3(h) of the Certificate of Determination and (B) the closing bid price of the Common Stock on the last possible date which SciClone could have issued such Common Stock and such certificate, as the case may be, to such holder without violating Section 3(h) of the Certificate of Determination.

                                   ARTICLE IV

                                   CONDITIONS

        Section 4.1 Conditions Precedent to the Obligation of SciClone to Sell the Preferred Shares. The obligation hereunder of SciClone to issue and/or sell the Preferred Shares and Warrants to the Investors is subject to the satisfaction, at or before the Closing, of each of the conditions set forth below. These conditions are for SciClone's sole benefit and may be waived by SciClone at any time in its sole discretion.

               (a) Accuracy of the Investors' Representations and Warranties. The representations and warranties of each Investor shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a particular date).

               (b) Performance by the Investors. Each Investor shall have performed all agreements and satisfied all conditions required to be performed or satisfied by the Investors at or prior to the Closing.

               (c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement or the Registration Rights Agreement or the Certificate of Determination or the Warrants.

        Section 4.2 Conditions Precedent to the Obligation of the Investors to Purchase the Preferred Shares. The obligation hereunder of each Investor to acquire and pay for the Preferred Shares and acquire the Warrants is subject to the satisfaction, at or before the Closing, of each of the conditions set forth below. These conditions are for the Investors' sole benefit and may be waived by any or all of the Investors at any time in such Investor's sole discretion.

               (a) Accuracy of SciClone's Representations and Warranties. The representations and warranties of SciClone shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a particular date).

               (b) Performance by SciClone. SciClone shall have performed all agreements and satisfied all conditions required to be performed or satisfied by SciClone at or prior to the Closing.

               (c) NASDAQ. From the date hereof to the Closing Date, trading in SciClone's Common Shares shall not have been suspended by the SEC or the Nasdaq National Market System, and trading in securities generally as reported by Nasdaq National Market System shall not have been suspended or limited, and the Common Shares shall not have been delisted from any exchange or market where they are currently listed, and the market value of the outstanding Common Shares shall not have decreased below $1.50 per share.

               (d) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement or the Registration Rights Agreement or the Certificate of Determination or the Warrants.

               (e) Opinion of Counsel. At the Closing the Investors shall have received an opinion of counsel to SciClone in the form attached hereto as
Exhibit 4.2(e) and such other opinions, certificates and documents as the Investor or their counsel shall reasonably require incident to the Closing.

               (f) Registration Rights Agreement. SciClone and the Investors shall have executed and delivered the Registration Rights Agreement in the form and substance of Exhibit 4.2(f) attached hereto.

               (g) Adverse Changes. Since February 2, 1998, no event which had or is likely to have a Material Adverse Effect on SciClone or any of its direct or indirect subsidiaries shall have occurred.

               (h) Officer's Certificate. SciClone shall have delivered to the Investors a certificate in form and substance reasonably satisfactory to the Investors, executed by an officer of SciClone, certifying as to satisfaction of closing conditions, incumbency of signing officers, charter, by-laws, good standing and authorizing resolutions of SciClone.

               (i) Certificate of Determination Filed. The Investors shall have received copies of the filed Certificate of Determination.

               (j) Warrants. Each Investor shall have received such Investor's Warrant executed by SciClone in the form and substance of Exhibit 1 hereto.

                                    ARTICLE V

                                LEGEND AND STOCK

        Each certificate representing the Preferred Shares and the Warrants shall be stamped or otherwise imprinted with a legend substantially in the following form:

        THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR UPON DELIVERY TO THIS CORPORATION OF AN OPINION OF LEGAL COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION THAT AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS IS AVAILABLE.

        SciClone agrees to reissue certificates representing the Preferred Shares and the Warrants without the legend set forth above at such time as (i) the holder thereof is permitted to dispose of such Preferred Shares and/or the Warrants pursuant to Rule 144(k) under the Act, or (ii) such Preferred Shares and/or the Warrants are sold to a purchaser or purchasers who (in the opinion of counsel to the seller or such purchaser(s), in form and substance reasonably satisfactory to SciClone and its counsel) are able to dispose of such shares publicly without registration under the Act.

        Prior to the Registration Statement (as defined in the Registration Rights Agreement) being declared effective, any Common Shares issued pursuant to conversion of Preferred Shares or exercise of the Warrants shall bear a legend in the same form as the legend indicated above. Upon such Registration Statement becoming effective, SciClone agrees to issue instructions to its transfer agent to issue new certificates representing Common Shares sold pursuant to the Registration Statement without such legend upon such terms as shall be reasonably satisfactory to the Investors. Any Common Shares issued pursuant to conversion of Preferred Shares or exercise of the Warrants after the Registration Statement has become effective shall be free and clear of any legends, transfer restrictions and stop orders.


                                   ARTICLE VI

                                  MISCELLANEOUS

        Section 7.1 Stamp Taxes; Agent Fees. SciClone shall pay all stamp and other taxes and duties levied in connection with the issuance of the Preferred Shares pursuant hereto and the Common Shares issued upon conversion thereof or upon exercise of the Warrants.

        Section 7.2   Specific Enforcement; Consent to Jurisdiction.

               (a) SciClone and the Investors acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

               (b) SciClone and the Investors (i) hereby irrevocably submit to the exclusive jurisdiction of the United States District Court, the New York State courts and other courts of the United States sitting in New York County, New York for the purposes of any suit, action or proceeding arising out of or relating to this Agreement and (ii) hereby waive, and agree not to assert in any such suit action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. SciClone and the Investors consent to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this paragraph shall affect or limit any right to serve process in any other manner permitted by law.

        Section 7.3 Entire Agreement; Amendment. This Agreement, together with the Registration Rights Agreement, the Warrants and the agreements and documents executed in connection herewith and therewith, contains the entire understanding of the parties with respect to the matters covered hereby and thereby and, except as specifically set forth herein or therein, neither SciClone nor the Investors make any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by a written instrument signed by the party against whom enforcement of any such amendment or waiver is sought.

        Section 7.4 Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be effective upon actual receipt of such notice. The addresses for such communications shall be:

        to SciClone:         SciClone Pharmaceuticals, Inc.
                             901 Mariners Island Boulevard
                             San Mateo, California  94404
                             Fax:  (650) 358-3469
                             Attn:  Shawn K. Singh


        with copies to:      Gray, Cary, Ware & Freidenrich LLP
                             139 Townsend St.

                             San Francisco, California 94704
                             Fax: (415) 836-9220
                             Attn: Howard Clowes, Esq.

       to the Investors:     Halifax Fund, L.P.
                             c/o The Palladin Group
                             40 West 57th Street
                             New York, New York  10019
                             Fax:  (212) 698-0554
                             Attn:  Robert L. Chender

                             Thermis Partners L.P.
                             Heracles Fund
                             (c/o) Promethean Investment Group L.L.C.
                             40 West 57th Street
                             New York, New York 10019
                             Fax: (212) 698-0505
                             Attn: E. Kurt Kim

        with copies to:      Arnold & Porter
                             555 Twelfth Street, N.W.
                             Washington, D.C.  20004-1202
                             Fax: (202) 942-5999
                             Attn:  L. Stevenson Parker, Esq.

        Any party hereto may from time to time change its address for notices by giving at least 10 days' written notice of such changed address to the other parties hereto.

        Section 7.5 Indemnity. Each party shall indemnify each other party against any loss, cost or damages (including reasonable attorney's fees but excluding consequential damages) incurred as a result of such parties' breach of any representation, warranty, covenant or agreement in this Agreement.

        Section 7.6 Waivers. No waiver by any party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

        Section 7.7 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

        Section 7.8 Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The parties hereto may amend this Agreement without notice to or the consent of any third party. SciClone may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Investors (which consent may be withheld for any reason in its sole discretion), except that SciClone may assign this Agreement in connection with a merger, acquisition or the sale of all or substantially all of its assets provided that SciClone is not released from any of its obligations hereunder, such assignee assumes all obligations of SciClone hereunder, and appropriate adjustment of the provisions contained in this Agreement, the

Registration Rights Agreement, the Certificate of Determination and the
Warrants is made, in form and substance satisfactory to the Investors, to place the Investors in the same position as it would have been but for such assignment, in accordance with the terms of the Certificate of Determination and the Warrants. The Investors may not assign this Agreement (in whole or in part) or any rights or obligations hereunder without the prior written consent of SciClone (which consent shall not be unreasonably withheld) in connection with any sale or transfer all or any portion of the Preferred Shares or the Warrants held by the Investors; provided that upon giving prior written notice to SciClone, an Investor may assign this Agreement (in whole or in part) or any rights or obligations hereunder to an affiliate of such Investor without SciClone's consent.

        Section 7.9 No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

        Section 7.10 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to such state's principles of conflict of laws.

        Section 7.11 Survival. The representations and warranties and the agreements and covenants of SciClone and the Investors contained herein shall survive the Closing.

        Section 7.12 Execution. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, it being understood that all parties need not sign the same counterpart.

        Section 7.13 Publicity. SciClone agrees that it will not disclose, and will not include in any public announcement, the name of the Investors without such Investor's consent (which consent shall not be unreasonably withheld), unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement. SciClone agrees that it will deliver a copy of any public announcement regarding the matters covered by this Agreement or any agreement and document executed herewith to the Investors and any public announcement including the name of an Investor to such Investor, prior to publication of such announcements.

        Section 7.14 Attorney's Fees. An Investor shall be entitled to recover from SciClone the reasonable attorney's fees and expenses incurred by such Investor in connection with enforcement by the Investor of any obligation of SciClone under this Agreement or the Certificate of Determination.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                                                    INVESTOR:
SCICLONE:
                                                    HALIFAX FUND, L.P.
SCICLONE PHARMACEUTICALS, INC.                      By: THE PALLADIN GROUP, L.P.
                                                        Attorney-in-fact

                                                    By: PALLADIN CAPITAL
By: _________________________                           MANAGEMENT, L.L.C.,
NAME: Donald R. Sellers                                 General Partner
Title: President and Chief Executive Officer
                                                    By: ____________________________
                                                    Name: Jeffrey E. Devers
                                                    Title: Duly Authorized Signatory


                                                    INVESTOR:

                                                    THEMIS PARTNERS L.P.
                                                    By: Promethean Investment Group L.L.C.,
                                                        its General Partner

                                                    By: ____________________________
                                                    Name: E. Kurt Kim
                                                    Title: Duly Authorized Signatory


                                                    INVESTOR:

                                                    HERACLES FUND
                                                    By: Promethean Investment Group L.L.C.,
                                                        its Investment Advisor

                                                    By: ____________________________
                                                    Name: E. Kurt Kim
                                                    Title: Duly Authorized Signatory

                                  EXHIBIT 1.1

                             SCHEDULE OF PURCHASERS



Investor                        Number of Shares               Aggregate Purchase Price
--------                        ----------------               ------------------------
Halifax Fund, L.P.                  413,223                           $2,500,000

Themis Partners L.P.                 82,645                             $500,000

Heracles Fund                       165,289                           $1,000,000

TOTAL:                              661,157                           $4,000,000

                                  EXHIBIT 1.3

                              SCHEDULE OF WARRANTS



Investor                        Number of Shares Subject to Warrant
--------                        -----------------------------------
Halifax Fund, L.P.                           62,500

Themis Partners, L.P.                        12,500

Heracles Fund                                25,000

                                   Exhibit A

                                Form of Warrant


THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF
1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. IT MAY NOT BE SOLD
OR OFFERED FOR SALE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN APPLICABLE EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.






                         SCICLONE PHARMACUETICALS, INC.



                          Common Stock Purchase Warrant

        SciClone Pharmaceuticals, Inc. a California corporation (the "Company"), hereby certifies that for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, __________________, having an address at _____________________________________________________________________
(the "Purchaser") or any other Warrant Holder is entitled, on the terms and conditions set forth below, to purchase from the Company at any time beginning on the date hereof and ending sixty (60) months after the date hereof, _______ fully paid and nonassessable shares of Common Stock, no par value, of the Company (the "Common Stock"), at the Purchase Price per share set forth below.

        1.     Definitions.

               (a) the term "Warrant Holder" shall mean the Purchaser or any assignee of all or any portion of this Warrant.

               (b) the term "Warrant Shares" shall mean the Shares of Common Stock or other securities issuable upon exercise of this Warrant.

               (c) the term "Registration Rights Agreement" shall mean the Registration Rights Agreement, dated on or about the date hereof, between the Company and the Purchaser.

               (d) the term "Agreement" shall mean the Preferred Stock
               Investment

                Agreement, dated March 27, 1998, between the Company and the Purchaser.

                (e) the term "Preferred Shares" shall mean the shares of Series C Preferred Stock of the Company.

                (f) The term "Purchase Price" shall be 150% of the Closing Price as defined in the Certificate of Determination.

        2.     Exercise of Warrant.

        This Warrant may be exercised by the Warrant Holder, in whole or in part, at any time and from time to time, on or prior to the fifth anniversary of the date hereof, by either of the following methods:

               (a) The Warrant Holder may surrender this Warrant, together with cash, a check or wire transfer representing the aggregate purchase price of the number of Warrant Shares for which the Warrant is being surrendered and the form of subscription at the end hereof duly executed by Warrant Holder ("Subscription Notice"), at the offices of the Company or any transfer agent for the Common Stock; or

               (b) The Warrant Holder may also exercise this Warrant, in whole or in part, in a "cashless" or "net-issue" exercise by delivering to the offices of the Company or any transfer agent for the Common Stock this Warrant, together with a Subscription Notice specifying the number of Warrant Shares to be delivered to such Warrant Holder ("Deliverable Shares") and the number of Warrant Shares with respect to which this Warrant is being surrendered in payment of the aggregate Purchase Price for the Deliverable Shares ("Surrendered Shares"); provided that the Purchase Price multiplied by the number of Deliverable Shares shall not exceed the value of the Surrendered Shares; and provided further that the sum of the number of Deliverable Shares and the number of Surrendered Shares so specified shall not exceed the aggregate Warrant Shares represented by this Warrant. For the purposes of this provision, each Warrant Share as to which this Warrant is surrendered will be attributed a value equal to the fair market value (as defined below) of the Warrant Share minus the Purchase Price of the Warrant Share.

        In the event that the Warrant is not exercised in full, the number of Warrant Shares shall be reduced by the number of such Warrant Shares for which this Warrant is exercised, and the Company, at its expense, shall forthwith issue and deliver or upon the order of Warrant Holder a new Warrant of like tenor in the name of Warrant Holder or as Warrant Holder (upon payment by Warrant Holder of any applicable transfer taxes) may request, reflecting such adjusted Warrant Shares.

        3.     Delivery of Stock Certificates.

               (a) Subject to the terms and conditions of this Warrant, as soon as practicable after the exercise of this Warrant in full or in part, and in any event within three (3) "trading days" (as defined below) thereafter, the Company shall transmit the certificates (together with any other stock or other securities or property to which Warrant Holder is entitled upon exercise) by messenger or overnight delivery service to reach the address designated by such holder within three (3) trading days after the receipt of the Warrant, the Subscription Notice and payment of the aggregate Purchase Price in Section 2(a) or 2(b), as appropriate ("T+3").

               In lieu of delivering physical certificates representing the Common Stock issuable upon exercise, provided the Company's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, upon request of the Warrant Holder, the Company shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon exercise to the Warrant Holder by crediting the account of Warrant Holder's prime broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system. The time periods for delivery described in the immediately preceding paragraph shall apply to the electronic transmittals described herein.

               The term "trading day" means a day on which there is trading on the Nasdaq National Market System or such other principal market or exchange on which the Common Stock is then traded.

               (b) This Warrant may not be exercised as to fractional shares of Common Stock. In the event that the exercise of this Warrant, in full or in part, would result in the issuance of any fractional share of Common Stock, then in such event the Warrant Holder shall be entitled to cash equal to the fair market value of such fractional share on the date of delivery of the Subscription Notice. For purposes of this Warrant, "fair market value" shall equal the closing trading price of the Common Stock, on the Nasdaq National Market System, the American Stock Exchange or the New York Stock Exchange, whichever is the principal trading exchange or market for the Common Stock (the "Principal Market") on the date of determination or, if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on the Nasdaq National Market System, the average of the closing bid and asked prices on the over-the-counter market as furnished by any New York Stock Exchange member firm reasonably selected from time to time by the Company for that purpose and reasonably acceptable to the Warrant Holder, or, if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on the Nasdaq National Market System or traded over-the-counter and the average price cannot be determined a contemplated above, the fair market value of the Common Stock shall be as reasonably determined in good faith by the Company's Board of Directors with the concurrence of the Warrant Holder.

        4. (A) Representations and Covenants of the Company.

               (a) The Company shall comply with its obligations under the Registration Rights Agreement with respect to the Warrant Shares, including, without limitation, the Company's obligation to have filed and declared effective a registration statement registering the Warrant Shares under the Securities Act of 1933, as amended (the "Act").

               (b) The Company shall take all necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, including, without limitation, the notification of the Principal Market, for the legal and valid issuance of this Warrant and the Warrant Shares to the Warrant Holder under this Warrant.

               (c) From the date hereof through the last date on which this Warrant is exercisable, the Company shall take all steps reasonably necessary and within its control to insure that the Common Stock remains listed on the Principal Market and shall not amend its Articles of Incorporation or Bylaws so as to adversely affect any rights of the Warrant Holder under this Warrant.

               (d) The Warrant Shares, when issued in accordance with the terms hereof, will be duly authorized and, when paid for or issued in accordance with the terms hereof, shall be validly issued, fully paid and non-assessable. The Company has authorized and reserved for issuance to Warrant Holder the requisite number of shares of Common Stock to be issued pursuant to this Warrant.

               (e) The Company shall at all times reserve and keep available, solely for issuance and delivery as Warrant Shares hereunder, such number of shares of Common Stock as shall from time to time be issuable pursuant to this Warrant.

               (f) With a view to making available to Warrant Holder the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the Securities and Exchange Commission ("SEC") that may at any time permit Warrant Holder to sell securities of the Company to the public without registration, the Company agrees to use its reasonable best efforts, while this Warrant is outstanding, to:

                        (i) make and keep public information available, as those terms are understood and defined in Rule 144, at all times;

                        (ii) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and

                        (iii) furnish to any Warrant Holder forthwith upon request a written statement by the Company that it has complied with the reporting requirements of Rule 144 and of the Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as may be reasonably requested to permit any such Warrant Holder to take advantage of any rule or regulation of the SEC permitting the selling of any such securities without registration.

               (B)      Representations and Covenants of the Purchaser.

                        The Purchaser shall not resell Warrant Shares, unless such resale is pursuant to an effective registration statement under the Act or pursuant to an applicable exemption from such registration requirements.

        5. Adjustment of Purchase Price and Number of Shares. The number of and kind of securities purchasable upon exercise of this Warrant and the Purchase Price shall be subject to adjustment from time to time as follows:

               (a) Subdivisions, Combinations and other Issuances. If the Company shall at any time after the date hereof but prior to the expiration of this Warrant subdivide its outstanding securities as to which purchase rights under this Warrant exist, by split-up, spinoff, or otherwise, or combine its outstanding securities as to which purchase rights under this Warrant exist, the number of Warrant Shares as to which this Warrant is exercisable as of the date of such subdivision, split-up, spin-off or combination shall forthwith be proportionately increased in the case of a subdivision, or proportionately decreased in the case of a combination. Appropriate proportional adjustments (decrease in the case of subdivision, increase in the case of combination) shall also be made to the Purchase Price payable per share, so that the aggregate Purchase Price payable for the total number of Warrant Shares purchasable under this Warrant as of such date shall remain the same.

               (b) Stock Dividend. If at any time after the date hereof but prior to the expiration of this Warrant, the Company declares a dividend or other distribution on Common Stock payable in Common Stock or other securities or rights convertible into Common Stock ("Common Stock Equivalents") without payment of any consideration by holders of Common Stock for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon exercise or conversion thereof), then the number of shares of Common Stock for which this Warrant may be exercised shall be increased as of the record date (or the date of such dividend distribution if no record date is set) for determining which holders of Common Stock shall be entitled to receive such dividends, in proportion to the increase in the number of outstanding shares (and shares of Common Stock issuable upon conversion of all such securities convertible into Common Stock) of Common Stock as a result of such dividend, and the Purchase Price shall be proportionately reduced so that the aggregate Purchase Price for all the Warrant Shares issuable hereunder immediately after the record date (or on the date of such distribution, if applicable), for such dividend shall equal the aggregate Purchase Price so payable immediately before such record date (or on the date of such distribution, if applicable).

               (c) Other Distributions. If at any time after the date hereof but prior to the expiration of this Warrant, the Company distributes to holders of its Common Stock, other than as part of its dissolution, liquidation or the winding up of its affairs, any shares of its capital stock, any evidence of indebtedness or any of its assets (other than cash, Common Stock or securities convertible into Common Stock), then the number of Warrant Shares for which this Warrant is exercisable shall be increased to equal: (i) the number of Warrant Shares for which this Warrant is exercisable immediately prior to such event,
(ii) multiplied by a fraction, (A) the numerator of which shall be the fair market value per share of Common Stock on the record date for the dividend or distribution, and (B) the denominator of which shall be the fair market value price per share of Common Stock on the record date for the dividend or distribution minus the amount allocable to one share of Common Stock of the value (as jointly determined in good faith by the Board of Directors of the Company and the Warrant Holder) of any and all such evidences of indebtedness, shares of capital stock, other securities or property, so distributed. The Purchase Price shall be reduced to equal: (i) the Purchase Price in effect immediately before the occurrence of any such event (ii) multiplied by a fraction, (A) the numerator of which is the number of Warrant Shares for which this Warrant is exercisable immediately before the adjustment, and (B) the denominator of which is the number of Warrant Shares for which this Warrant is exercisable immediately after the adjustment.

               (d) Merger, etc. If at any time after the date hereof there shall be a merger or consolidation of the Company with or into or a transfer of all or substantially all of the assets of the Company to another entity, then the Warrant Holder shall be entitled to receive upon or after such transfer, merger or consolidation becoming effective, and upon payment of the Purchase Price then in effect, the number of shares or other securities or property of the Company or of the successor corporation resulting from such merger or consolidation, which would have been received by Warrant Holder for the shares of stock subject to this Warrant had this Warrant been exercised just prior to such transfer, merger or consolidation becoming effective or to the applicable record date thereof, as the case may be. The Company will not merge or consolidate with or into any other corporation, or sell or otherwise transfer its property, assets and business substantially as an entirety to another corporation, unless the corporation resulting from such merger or consolidation (if not the Company), or such transferee corporation, as the case may be, shall expressly assume, by supplemental agreement reasonably satisfactory in form and substance to the Warrant Holder, the due and punctual performance and observance of each and every covenant and c6ndition of this Warrant to be performed and observed by the Company.

               (e) Reclassification, etc. If at any time after the date hereof there shall be a reorganization or reclassification of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, then the Warrant Holder shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the Purchase Price then in effect, the number of shares or other securities or property resulting from such reorganization or reclassification, which would have been received by the Warrant Holder for the shares of stock subject to this Warrant had this Warrant at such time been exercised.

        6. No Impairment. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Warrant Holder against impairment. Without limiting the generality of the foregoing, the Company (a) will not increase the par value of any Warrant Shares above the amount payable therefor on such exercise, and (b) will take all such action as may be reasonably necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares on the exercise of this Warrant.

        7. Notice of Adjustments. Whenever the Purchase Price or number of Shares purchasable hereunder shall be adjusted pursuant to Section 5 hereof, the Company shall execute and deliver to the Warrant Holder a certificate setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated and the Purchase Price and number of shares purchasable hereunder after giving effect to such adjustment, and shall cause a copy of such certificate to be mailed (by first class mail, postage prepaid) to the Warrant Holder.

        8. Rights As Stockholder. Prior to exercise of this Warrant, the Warrant Holder shall not be entitled to any rights as a shareholder of the Company with respect to the Warrant Shares, including (without limitation) the right to vote such shares, receive dividends or other distributions thereon or be notified of shareholder meetings. However, in the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Company shall mail to each Warrant Holder, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

        9. Limitation on Exercise. Notwithstanding anything to the contrary contained herein, this Warrant may not be exercised by the Warrant Holder to the extent that, after giving effect to Warrant Shares to be issued pursuant to a Subscription Notice, the total number of shares of Common Stock deemed beneficially owned by such holder (other than by virtue of ownership of this Warrant, or ownership of other securities that have limitations on the holder's rights to convert or exercise similar to the limitations set forth herein), together with all shares of Common Stock deemed beneficially owned by the holder's "affiliates" (as defined in Rule 144 of the Act) that would be aggregated for purposes of determining whether a group under Section 13(d) of the Securities Exchange Act of 1934 exists, would exceed 4.9% of the total issued and outstanding shares of the Common Stock. The delivery of a Subscription Notice by the Warrant Holder shall be deemed a representation by such holder that it is in compliance with this paragraph.

        The term "deemed beneficially owned" as used in this Warrant shall exclude shares that might otherwise be deemed beneficially owned by reason of the exercise of this Warrant.

        10. Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of the Warrant and, in the case of any such loss, theft or destruction of the Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of such Warrant, the Company at its expense will execute and deliver, in lieu thereof a new Warrant of like tenor.

        11.    Specific Enforcement, Consent to Jurisdiction and Choice of Law

               (a) The Company and the Warrant Holder acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Warrant were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall he entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Warrant and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which either of them may be entitled by law or equity.

               (b) Each of the Company and the Warrant Holder (i) hereby irrevocably submits to the exclusive jurisdiction of the state and federal court located in New York County, New York for the purposes of any suit, action or proceeding arising out of or relating to this Warrant and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Company and the Warrant Holder consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this paragraph shall affect or limit any right to serve process in any other manner permitted by law.

               (c) This Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to such state's principles of conflict of laws.

        12. Entire Agreement: Amendments. This Warrant, the Exhibits hereto and the provisions contained in the Agreement or the Registration Rights Agreement and incorporated into this Warrant and the Warrant Shares contain the entire understanding of the parties with respect to the matters covered hereby and thereby and, except as specifically set forth herein and therein, neither the Company nor the Warrant Holder makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by a written instrument signed by the party against whom enforcement of any such amendment or waiver is sought.

        13. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery or delivery by telex (with correct answer back received), telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

        to the Company:

        SciClone Pharmaceuticals, Inc.
        901 Mariners Island Boulevard
        San Mateo, California  94404
        Facsimile:  (650) 358-3469

        Attention:  Shawn K. Singh


        with copies to:

        Gray, Cary, Ware & Friedenrich LLP
        139 Townsend Street
        San Francisco, California  94107
        Facsimile:  (415) 836-9220
        Attention:  Howard Clowes, Esq.


        to the Purchaser:
        __________________________________
        __________________________________
        __________________________________
        __________________________________

        with copies to:
        __________________________________
        __________________________________
        __________________________________
        __________________________________



        Either party hereto may from time to time change its address for notices under this Section 13 by giving at least 10 days prior written notice of such changed address to the other party hereto.

        14. Miscellaneous. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

        15. Assignment. This Warrant may not be assigned, by the Warrant Holder, in whole or in part, without the prior written consent of the Company; provided that upon written notice to the Company, the Warrant Holder may assign this Warrant, in whole or in part, to an affiliate of the Warrant Holder without the Company's consent. In either case, to effect a transfer of this Warrant, the Warrant Holder shall submit this Warrant to the Company together with a duly executed Assignment in substantially the form and substance of the Form of Assignment which accompanies this Warrant and, upon the Company's receipt hereof, and in any event, within three (3) business days thereafter, the Company shall issue a Warrant to the Warrant Holder to evidence that portion of this Warrant, if any as shall not have been so transferred or assigned.


Dated:___________________                SCICLONE PHARMACEUTICALS, INC.


                                          By:
                                          Name:
                                          Title:



Attest:

By:  _____________________
Its


                                         ____________________________________

                                         By: ________________________________
                                         Title:

                              (SUBSCRIPTION NOTICE)
                            FORM OF WARRANT EXERCISE
                   (TO BE SIGNED ONLY ON EXERCISE OF WARRANT)

TO _______________

               The undersigned, the holder of the within Warrant, hereby irrevocably elects to exercise this Warrant:

        _____(A) for, and to purchase thereunder, _______________ shares of Common Stock of SciClone Pharmaceuticals, Inc., a California corporation (the "Common Stock"), and herewith, or by wire transfer, makes payment of $_____therefor; or

        _____(B) in a "cashless" or "net-issue exercise" for, and to purchase thereunder _______________ shares of Common Stock, and herewith makes payment therefor with __________ Surrendered Warrant Shares.

                              The undersigned requests that the certificates for
               such shares be issued in the name of, and

        _____(A)      delivered to ___________________, whose address is
                      _____________________; or

        _____(B)      electronically transmitted and credited to the account of
                      ______________ undersigned's prime broker (Account No.
                      _______________) with Depository Trust Company through its Deposit Withdrawal Agent Commission system.


Dated: _______________

                                      _________________________________________
                                      (Signature must conform to name of holder as specified on the face of the Warrant)



                                      _________________________________________
                                             (Address)

                                      Tax Identification Number: _____________

                                       ______________

                               FORM OF ASSIGNMENT
                   (TO BE SIGNED ONLY ON TRANSFER OF WARRANT)

For value received, the undersigned hereby sells, assigns, and transfers unto ______________ the right represented by the within Warrant to purchase ____ shares of Common Stock of SciClone Pharmaceuticals, Inc., a California corporation, to which the within Warrant relates, and appoints _________ Attorney to transfer such right on the books of SciClone Pharacueticals, Inc., a California corporation, with full power of substitution of premises.

Dated: _______________


                                       _________________________________________
                                       (Signature must conform to name of holder
                                        as specified on the face of the Warrant)

                                        ________________________________________
                                                         (Address)
Signed in the presence of:


__________________________